Exhibit 99.2

Fox Corporation Announces $2 Billion Stock Repurchase Program and Execution of a Stockholders

Agreement with the Murdoch Family Trust

$500 Million Repurchase to Commence Immediately

New York, NY and Los Angeles, CA – November 6, 2019 – Fox Corporation (Nasdaq: FOXA, FOX) (the “Company”) today announced that its Board of Directors (the “Board”) has authorized a $2 billion stock repurchase program. Subject to market conditions and other factors, the Company intends to repurchase, in the open market or otherwise, a combination of the Company’s Class A common stock and Class B common stock. This stock repurchase program has no time limit and may be modified, suspended or discontinued at any time.

The Company also announced that it has entered into an accelerated stock repurchase (“ASR”) transaction to repurchase, in the aggregate, $350 million of the Company’s Class A common stock pursuant to the stock repurchase program. The Company also intends to promptly repurchase approximately $150 million of Class B common stock. As a result, the Company expects to complete approximately $500 million of aggregate stock repurchases in the near term.

Lachlan K. Murdoch, Executive Chairman and Chief Executive Officer, commented: “We are committed to deploying capital to maximize long-term stockholder value through a balanced approach of appropriate organic investment, accretive M&A, and returns of capital to our stockholders. This stock buyback program reflects the confidence we have in the long-term investment case for the Company, which is underpinned by the strength of our core brands and the sustainability of our business, and which we believe is well positioned to continue to generate healthy free cash flow.”

The Board’s decision follows the execution of a stockholders agreement by and between the Company and the Murdoch Family Trust (“MFT”), which was approved by the independent members of the Board, and which limits the potential accretion of voting power by the MFT and Murdoch family members through market purchases or as an indirect result of repurchases by the Company of shares of Class B common stock. The stockholders agreement provides that the MFT and the Company will not take actions that would result in the MFT and Murdoch family members together owning more than 44% of the outstanding voting power of the Class B common stock, or would increase the MFT’s voting power by more than 1.75% in any rolling twelve-month period. The MFT would forfeit votes to the extent necessary to ensure that the MFT and the Murdoch family collectively do not exceed 44% of the outstanding voting power of the Class B Shares, except where a Murdoch family member votes their own shares differently from the MFT on any matter. The stockholders agreement will terminate upon the MFT’s distribution of all or substantially all of its Class B common stock. The independent members of the Board were advised by Wachtell, Lipton, Rosen & Katz and Morris Nichols Arsht & Tunnell LLP as independent counsel and Citi as independent financial advisor.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports and entertainment content through its iconic domestic brands including: FOX News Media, FOX Sports, FOX Entertainment, and FOX Television Stations. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that will shape our strategy to capitalize on current strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the Company’s businesses. More detailed information about these factors is contained in the documents the Company has filed with or furnished to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

Statements in this press release speak only as of the date they were made, and the Company undertakes no duty to update or release any revisions to any forward-looking statement made in this press release or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Press Contacts:	Investor Contacts:
Hope Hicks	Joe Dorrego
310-369-1212	212-852-7856
hope.hicks@fox.com	joseph.dorrego@fox.com

Megan Klein	Dan Carey
310-369-1363	212-852-7955
megan.klein@fox.com	daniel.carey@fox.com